Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-155416-06) and the Registration Statements on Form S-4 (Nos. 333-149502, 333-150973 and 333-156606) of Illinois Power Company of our report dated March 2, 2009 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

St. Louis, Missouri

March 2, 2009